Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 26, 2005,

by and among

SAND HILL IT SECURITY ACQUISITION CORP.,

SAND HILL MERGER CORP.

and

ST. BERNARD SOFTWARE, INC.

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Exhibits

Exhibit A	–	Board of Directors and Officers
Exhibit B	–	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit C	–	Form of Amended and Restated Bylaws of Parent
Exhibit D	–	Form of Letter of Transmittal
Exhibit E	–	Form of Stock Escrow Agreement
Exhibit F	–	Form of Affiliate Letter
Exhibit G	–	Form of Lock-Up Agreement
Exhibit H	–	Form of Company Counsel Opinion

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2005 (this “Agreement”), is by and among SAND HILL IT SECURITY ACQUISITION CORP., a Delaware corporation (the “Parent”), SAND HILL MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), and ST. BERNARD SOFTWARE, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS each of the Boards of Directors of Parent and Merger Sub, the sole stockholder of Merger Sub, Merger Sub and the Board of Directors of the Company have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, par value $0.10 per share, of the Company shall be converted into the right to receive common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), on the terms set forth in this Agreement;

WHEREAS for federal income tax purposes it is intended that the Merger qualify as a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations; and

WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b) The Merger, the issuance by Parent of shares of Parent Common Stock in connection with the Merger, the Charter Amendment (as defined herein) and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.” This Agreement, together with the Stock Escrow Agreement (as defined herein), the Lock-Up Agreements (as defined herein) and the Affiliate Letters (as defined herein), are referred to in this Agreement collectively as the “Transaction Agreements.”

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of the Company, 15015 Avenue of Science, San Diego, CA 92128 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined herein), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or Section 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties will execute and file with the Delaware Secretary of State, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to give full effect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers.

(a) From and after the Effective Time, each of the Parent and the Surviving Corporation shall be governed by a board of directors consisting of the persons identified on

Exhibit A attached hereto, and each shall serve as a member of the board of directors from and after the Effective Time until his successor shall have been elected or appointed and shall have qualified in accordance with applicable Law, the Certificate of Incorporation or Bylaws of the Surviving Corporation. From and after the Effective Time, the officers of the Parent will be the persons listed on Exhibit A.

(b) From and after the Effective Time, the officers of the Surviving Corporation will consist of the officers of the Company at the Effective Time. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

Section 1.07 Parent Charter and Bylaws.

(a) Charter Amendment. The Parent Charter (as defined herein), as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit B attached hereto (the “Charter Amendment”), and, as so amended, shall be the certificate of incorporation of Parent until thereafter changed or amended as provided therein or by applicable Law.

(b) Bylaw Amendment. The Parent Bylaws (as defined herein), as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit C attached hereto, and, as so amended, shall be the by-laws of Parent until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE II

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.01 Conversion of Company Shares, Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that shall be outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $0.10 per share of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Cancellation of Company Treasury Shares and Common Stock Owned by Parent. Each share of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), held in the treasury of the Company and each share of Company Common Stock owned by Parent, or any other direct or indirect, wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Company Common Stock, Options and Warrants. Subject to Section 2.01(b) and Section 2.04, each share of Company Common Stock, together with each share of Company Common Stock issuable pursuant to all options and warrants to purchase Company Common Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive or purchase, as the case may be, a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, or options or warrants to purchase Parent Common Stock, as applicable, equal to the quotient obtained by dividing the sum of (i) 10,880,000 (the “Initial Parent Shares”) (as adjusted pursuant to Section 2.04), plus (ii) two (2) times the number of shares of Parent Common Stock issued subsequent to the date hereof, plus (iii) without duplication, two (2) times the number of shares of Parent Common Stock that are the subject of any options or warrants issued subsequent to the date hereof, excluding in the case of clause (ii) and clause (iii), shares of Parent Common Stock issued or issuable upon the exercise of any outstanding warrants (including warrants issued or issuable upon the exercise of outstanding units) issued in connection with Parent’s initial public offering by the sum of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (B) the total number of shares of Company Common Stock issuable pursuant to options and warrants to purchase Company Common Stock outstanding immediately prior to the Effective Time (the “Exchange Ratio”).

(d) Conversion of Company Common Stock. As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.02, without interest. The aggregate shares of Parent Common Stock to be issued, upon the conversion of the Company Common Stock pursuant to Section 2.01, are referred to as the “Merger Consideration”.

(e) Conversion of Options.

(i) At the Effective Time, all options to purchase Company Common Stock then outstanding (individually, an “Outstanding Employee Option,” and collectively, the “Outstanding Employee Options”) under the Company’s (i) 1992 Stock Option Plan, and (ii) 2005 Stock Option Plan (each as amended, collectively, the “Option Plans”), by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with this Section 2.01.

(ii) At the Effective Time, each Outstanding Employee Option, whether vested or unvested, will be assumed by Parent without further action by the holder thereof. Each such Outstanding Employee Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans, option agreements thereunder and other relevant documentation in existence immediately prior to the Effective Time, except that each such Outstanding Employee Option will be converted into the option to purchase that number of shares of Parent Common Stock calculated by multiplying such Outstanding Employee Option by the Exchange Ratio and rounding to the nearest whole share of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Employee Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Employee Option was exercisable immediately prior to the Effective

Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(iii) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Employee Options assumed by Parent under this Agreement. Parent shall file as soon as practicable after the Closing Date a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) covering the shares of Parent Common Stock issuable upon the exercise of the Outstanding Employee Options assumed by Parent, and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Employee Options.

(iv) The vesting of each Outstanding Employee Option will accelerate pursuant to its terms as a result of, or in connection with, the transactions contemplated hereby. The Company shall ensure that none of its Board of Directors nor any committee thereof nor any other body or person within its control takes any discretionary action so as to cause the vesting of any Outstanding Employee Option which does not vest by its terms.

(f) Conversion of Warrants.

(i) At the Effective Time, all warrants to purchase Company Common Stock then outstanding (individually, an “Outstanding Company Warrant,” and collectively, the “Outstanding Company Warrants”), by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with this Section 2.01.

(ii) At the Effective Time, each Outstanding Company Warrant will be assumed by Parent without further action by the holder thereof. Each such Outstanding Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreements which govern the Outstanding Company Warrant in existence immediately prior to the Effective Time, except that each such Outstanding Company Warrant will be converted into a warrant to purchase that number of shares of Parent Common Stock calculated by multiplying such Outstanding Company Warrant by the Exchange Ratio and rounding to the nearest whole share of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(iii) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Company Warrants assumed by Parent under this Agreement.

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company (or another comparable bank or trust company)

(the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01, less the Stock Escrow Amount (as defined herein), in exchange for outstanding Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Upon the occurrence of the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, immediately deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Upon the surrender of the certificate that formerly represented shares of Company Common Stock in accordance with the provisions of Section 2.02(c), the Exchange Agent shall deliver to the holders of Company Common Stock certificates representing (i) the number of shares of Parent Common Stock into which such shares shall have been converted in accordance with Sections 2.01(c) and 2.04, less (ii) the portion of the Stock Escrow Amount attributable to each such holder of Company Common Stock. Company Common Stock to be exchanged shall be delivered under cover of a Letter of Transmittal in the form of Exhibit D, attached hereto.

(c) No Further Ownership Rights in the Company. At and after the Effective Time, each holder of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender such stockholder’s certificates which immediately prior to the Effective Time represented outstanding Company Common Stock in exchange for receipt of the Merger Consideration and after the Effective Time no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company. Any certificates representing Shares presented after the Effective Time for transfer shall be canceled and exchanged for the applicable Merger Consideration. Subject to the terms of Section 2.03 and Section 9.03, Parent shall have no obligation to deliver to any holder of Company Common Stock their portion of the applicable Merger Consideration except to the extent that such holder has caused certificates representing such holder’s shares of Company Common Stock (or affidavits of lost certificates, together with a bond in favor of Parent if requested by Parent, each in form, substance and amount acceptable to Parent, if applicable) to be tendered to Parent.

(d) Dissenting Shares. Shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the applicable Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the Effective Time into a right to receive the applicable Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by any applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of Company Common Stock with respect to the shares of Parent Common Stock until surrender of Company Common Stock in accordance with this Article II. Following surrender of any such Company Common Stock, there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

(f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in the Merger. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Sections 2.01(c) and 2.02(b) shall be rounded up to the nearest whole number, and such holder shall receive a whole share of Parent Common Stock in lieu of a fractional share.

Section 2.03 Stock Escrow Agreement. Immediately prior to the Effective Time, the Stockholders’ Representative (as defined herein), the Parent Indemnified Parties’ Representative (as defined herein), Parent, Merger Sub and the Company shall enter into a Stock Escrow Agreement in substantially the form of Exhibit E attached hereto (the “Stock Escrow Agreement”) with American Stock Transfer & Trust Company, as escrow agent (the “Stock Escrow Agent”). At the Effective Time, Parent shall deposit with the Stock Escrow Agent ten percent (10%) of the Merger Consideration otherwise issuable to the holders of Company Common Stock pursuant to Section 2.01(c) (the “Stock Escrow Amount”), plus an additional 30,000 shares of Parent Common Stock that is otherwise issuable to the holders of Company Common Stock pursuant to Section 2.01(c) for use by the Stockholders’ Representative to pay the costs and expenses of the Stockholders’ Representative. The Stock Escrow Amount and such additional shares shall be held and distributed pursuant to the Stock Escrow Agreement. The number of shares of Parent Common Stock on deposit with the Escrow Agent from time to time shall be referred to as the “Stock Escrow.”

Section 2.04 Working Capital Adjustment. The parties hereto hereby agree to make the following adjustments to the Initial Parent Shares:

(a) Prior to the Closing Date, the Company shall prepare a calculation of the Working Capital (as defined herein) for the end of the month immediately prior to the Closing Date (the “Adjusted Working Capital”), each component of which shall be prepared in accordance with generally accepted United States accounting principles applied in a manner consistent with past practices (“GAAP”) from the books and records of the Company and which shall be derived from the balance sheet of the Company as of the end of the month immediately prior to the Closing Date (the “Closing Balance Sheet”). The Company shall, within five (5) days of the end of the relevant month, deliver such Closing Balance Sheet and the calculation of the Adjusted Working Capital to Parent for review. Within five (5) business days of its receipt of the Closing Balance Sheet and Adjusted Working Capital, Parent shall notify the Company whether Parent agrees with such Closing Balance Sheet and the calculation of the Adjusted Working Capital or disputes such Closing Balance Sheet and the calculation of the Adjusted Working Capital, in the latter case specifying in reasonable detail the points of disagreement. If any such dispute cannot be resolved to the satisfaction of both the Company and Parent within five (5) days after the Company receives notice from Parent of the existence of such dispute, then Peterson & Company, LLP, CPA’s (“Peterson”), shall resolve all points of disagreement with respect to the Closing Balance Sheet and the calculation of the Adjusted Working Capital. All determinations made by Peterson, shall be final, conclusive and binding with respect to such Closing Balance Sheet and the calculation of the Adjusted Working Capital.

(b) “Working Capital” means the sum of cash, accounts receivable and prepaid expenses set forth as a current asset on the Closing Balance Sheet, minus the sum of accounts payable, accrued expenses and all indebtedness for borrowed money set forth as a current liability on the Closing Balance Sheet. Expenses (as defined herein) shall not be taken into account in the calculation and determination of Working Capital.

(c) In the event that the Adjusted Working Capital of the Company is less than $1,800,000 (the “Target Working Capital”), the Initial Parent Shares shall be reduced in the amount by which the Adjusted Working Capital of the Company is less than the Target Working Capital; and in the event the Adjusted Working Capital of the Company exceeds the Target Working Capital, the Initial Parent Shares shall be increased in the amount by which the Adjusted Working Capital of the Company so exceeds the Target Working Capital (such increase or reduction being the “Working Capital Adjustment”).

(d) The Working Capital Adjustment shall be calculated by increasing or reducing the Initial Parent Shares by an amount equal to the quotient, rounded to the nearest whole number, represented by dividing the Working Capital Adjustment by $5.10; provided, however, that no such adjustment shall be made if the Working Capital Adjustment is less than $100,000.

(e) The amount of any Merger Consideration to be issued pursuant to Section 2.04(d) that is a subject of a dispute pursuant to Section 2.04(a), shall remain as part of the Stock Escrow Amount until the dispute is resolved, and the amount of the Merger Consideration that is not subject to such dispute shall be distributed to the holders of Company Common Stock pursuant to the terms of this Agreement and the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power. The Company, is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such Permits, the lack of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The term “Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition, or results of operations of the Company and every Company Subsidiary (defined below), taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include (i) any adverse effect on the Company occurring either prior to, or after the Effective Time resulting from any change in general economic conditions relating to the market in which the Company operates, (ii) any effect directly resulting from the public announcement or pendency of the transactions contemplated hereby, or (iii) terrorist attack, act of war, or natural disaster. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Certificate of Incorporation of the Company (as so amended, the “Company Certificate of Incorporation”) and the Company Bylaws in each case, as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests.

(a) Section 3.02(a) of the Company Disclosure Letter lists each subsidiary of the Company (each a “Company Subsidiary”), and the jurisdiction of its incorporation or organization. Each Company Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and has full corporate power and authority and possesses all Permits necessary to carry on their respective businesses as they are now being conducted and as now proposed to be conducted other than such Permits, the lack of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for each Company Subsidiary, neither the Company nor any Company Subsidiary has any direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Each Company Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.02(b) of the Company Disclosure Letter, the Company owns all of the issued and outstanding capital stock of each Company Subsidiary free and clear of all Liens, and there are no outstanding options, warrants or rights to purchase capital stock or other equity securities of any Company Subsidiary, other than the capital stock owned by the Company.

Section 3.03 Capital Structure. The authorized capital stock of the Company consists of (i) 37,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of the date hereof, (a) 23,158,887 shares of Company Common Stock are issued and outstanding (treating any treasury shares as not outstanding); (b) no shares of Company Preferred Stock are issued and outstanding; (c) 1,165,000 shares of Company Common Stock are reserved for issuance upon exercise of the Outstanding Company Warrants as more particularly described in Section 3.03 of the Company Disclosure Letter (such disclosure to include the holders thereof, the expiration date, the exercise prices thereof and the dates of issuance); and (d) 1,493,619 shares of Company Common Stock in the aggregate are issuable as of the date hereof pursuant to options that have been granted under the Option Plans that have not been exercised and that remain in effect, as more particularly described in Section 3.03 of the Company Disclosure Letter (such disclosure to include the holders thereof, the expiration date, the exercise prices thereof and the dates of grant). Except as set forth above, the Company does not have any outstanding bonds, debentures, notes or other securities or obligations, the holders of which have the right to vote or which are or were convertible into or exercisable for, voting securities, capital stock or other equity ownership interests in the Company. Except as set forth in Section 3.03 of the Company Disclosure Letter, there are not as of the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights (x) to acquire shares of capital stock or other equity ownership interests in the Company, (y) which obligate the Company to issue, exchange, transfer or sell any shares of capital stock or other equity ownership interests of the Company, or (z) to receive any payment from the Company that is based on the value of any equity securities of the Company, such as stock appreciation rights, phantom stock, or other equity participation rights. Except as set forth in Section 3.03 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity ownership interests of the Company. Section 3.03 of the Company Disclosure Letter sets forth a true and correct list of the Company’s stockholders and any persons with rights to acquire the Company’s securities, which list will be promptly updated prior to the Closing to reflect any changes thereto. Except as set forth in Section 3.03 of the Company Disclosure Letter, none of the outstanding options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to stock options or warrants have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. All shares of Company Common Stock were issued in compliance with all applicable federal and state securities laws, and each share of Company Common Stock was duly authorized, validly issued, fully paid and nonassessable, and issued free of any preemptive rights or other rights of first refusal.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party (when executed and delivered pursuant hereto) will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors’ rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought, and (iii) with respect to any indemnification agreements set forth herein or therein, enforceability may be limited by principles of public policy.

(b) This Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby and by the other Transaction Agreements have been duly authorized by all requisite corporate action and no other action on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement, the Merger, the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company and each Company Subsidiary of each Transaction Agreement to which it is a party does not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined herein) upon any of the properties or assets of the Company under, any provision of (i) the Company’s Certificate of Incorporation or Bylaws, (ii) each Company Subsidiary’s certificate of incorporation, bylaws, articles of association or memorandum of association, (iii) any contract, lease, license, indenture, note, bond, agreement, concession, or other agreement (a “Contract”) to which the Company or a Company Subsidiary is a party and which is a Material Contract (as defined herein), or (iv) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than in the case of clause (iv) any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, Permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or a Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) approval by the Company’s stockholders, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iv) such other items, individually or in the aggregate, as are not material to the consummation of the Transactions.

Section 3.06 Financial Statements; Undisclosed Liabilities.

(a) Section 3.06 of the Company Disclosure Letter sets forth on a consolidated basis (i) the audited Balance Sheet of the Company as of December 31, 2004 (the “Company Balance Sheet”), December 31, 2003, and reviewed as of September 30, 2005, and (ii) the audited Income Statement of the Company for the years ended December 31, 2004 and December 31, 2003, and reviewed for the period ended September 30, 2005, in each case, together with the notes thereto, if any (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with GAAP and fairly present, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

(b) Except as set forth in the Company Disclosure Letter, Company Financial Statements, or any Exhibit hereto, or incurred in the ordinary course of business since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, including with respect to Taxes (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement or consent solicitation statement to be filed by Parent with the Securities and Exchange Commission (the “SEC”) relating to the Parent Stockholder Approval (the “Proxy Statement”) will, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders Meeting (as defined herein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Common Stock to be issued as Merger Consideration will be registered with the SEC (the “Registration Statement”) shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Letter, from December 31, 2004 to the date of this Agreement, the Company and each Company Subsidiary has conducted its business only in the ordinary course, and during such period there has not been:

(a) any event, change, effect or development that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Common Stock;

(d) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(e) any material elections with respect to Taxes (as defined herein) by the Company or a Company Subsidiary or settlement or compromise by the Company or a Company Subsidiary of any material Tax liability or refund;

(f) a sale, lease, license, sublicense or other disposition of any material portion of the assets, tangible or intangible, of the Company or a Company Subsidiary, other than sales and licenses entered into in the ordinary course of business;

(g) a waiver of any material rights or cancellation of any material debts owed to or material claims of the Company or a Company Subsidiary, other than in the ordinary course of business;

(h) except for employment compensation in the ordinary course of business consistent with past practice, any material payments to or on behalf of the Company’s stockholders whether for previously contracted liabilities, management fees, dividends or otherwise; or

(i) any increase in cash or equity compensation to employees (as defined herein), other than in the ordinary course of business.

Section 3.09 Taxes.

(a) The Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company and each Company Subsidiary has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for the quarter ended September 30, 2005. The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company or any Company Subsidiary now pending, and neither the Company nor any Company Subsidiary has received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Neither the Company nor any Company Subsidiary is obligated to make a payment or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section

280G or Section 162(m) of the Code. Neither the Company nor any Company Subsidiary has agreed or is required to make any adjustments under section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; (B) prepaid amounts received on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (D) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date. Neither the Company nor any Company Subsidiary has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 within the five-year period ending on the date of this Agreement. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any losses that are subject to limitation under Code Section 382 or any other provision of federal, state, local or foreign income Tax law. Neither the Company nor any Company Subsidiary has ever been a beneficiary or has otherwise participated in: (X) any reportable transaction within the meaning of Treasury Regulation § 1.6011-4(b)(1); (Y) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (Z) any transaction subject to comparable provisions of state law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company and each Company Subsidiary (i) is neither a party to, nor is bound by nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten other than those solely among the Company and each Company Subsidiary (copies of which have been provided to the Parent) (collectively, “Tax Sharing Agreements”), and (ii) has no potential liability or obligation (as a transferee or successor, by contract, or otherwise) to any person as a result of, or pursuant to, any such Tax Sharing Agreements. Except as described in Section 3.09(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is (i) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (ii) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code. Except as described in Section 3.09(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. To the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(b) Section 3.09(b) of the Company Disclosure Letter lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to the Company or any Company Subsidiary for taxable periods ending on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal Income Tax Returns and state income and franchise Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2002. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) For purposes of this Agreement:

“Tax” or “Taxes” means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, real property, personal property, environmental (including taxes under Code Section 59A), capital stock, profits, social security (or similar), registration, estimated premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any), whether disputed or not.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.10 Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are (or have been) provided, maintained, contributed to or sponsored by the Company or an ERISA Affiliate, or for which the Company or an ERISA Affiliate has (or has had) any liability, contingent or otherwise (collectively, the “Company Benefit Plans”). “ERISA Affiliate” means any trade or business (whether or not incorporated) which is or has been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Benefit Plan, the Company has furnished Parent with a complete and accurate copy of the plan document or other governing contract. There are no unwritten Company Benefit Plans. The Company Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of all applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996, as amended, (“HIPAA”) and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). There are no pending or, to the knowledge of the Company or any ERISA Affiliate, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Benefit Plans.

(c) None of the Company Benefit Plans is or has been subject to section 302 of ERISA, Title IV of ERISA or section 412 of the Code. Neither the Company nor any ERISA Affiliate has or has had any liability or obligation of any nature to the Pension Benefit Guaranty Corporation, or any other person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or section 412 of the Code.

(d) No Company Benefit Plan is or has been associated with, or related to a “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(e) None of the Company Benefit Plans is or has been a “multiemployer plan” within the meaning of section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of section 3(37) of ERISA.

(f) None of the Company Benefit Plans promises or provides, or has promised or provided, medical benefits to any person (or such person’s dependent, spouse, or beneficiaries) after such person’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, any retiree benefits, except as required by COBRA.

(g) Neither the Company nor any ERISA Affiliate has, or has had, the obligation to maintain, establish, sponsor, participate in, or contribute to any employee benefit plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(h) The execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (either alone or upon the occurrence of any additional or subsequent events), (i) entitle any employee, officer or stockholder of the Company to any severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 3.11 Litigation. Section 3.11 of the Company Disclosure Letter contains a true and complete list of all claims, suits, actions, proceedings or known investigations (collectively, “Litigation Claims”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, as of the date of this Agreement. There are no Litigation

Claims that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary.

Section 3.12 Compliance with Applicable Laws. The Company and each Company Subsidiary has complied in all material respects with and is not in default under any applicable Laws. The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or environmental Laws, which are the subject of Section 3.21.

Section 3.13 Contracts; Debt Instruments

(a) Section 3.13 of the Company Disclosure Letter sets forth a list of the following Contracts as of the date of this Agreement (collectively, the “Material Contracts”):

(i)	all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which the Company or any Company Subsidiary is a party (other than any agreement which (A) provides for future payments of less than $50,000 annually and less than $150,000 in the aggregate, or (B) which is terminable by the Company or such Company Subsidiary without breach or penalty on less than thirty (30) days’ prior written notice);

(ii)	all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which the Company or any Company Subsidiary is a party, which involve an amount in excess of $50,000;

(iii)	all Contracts (other than those described in or excepted from clauses (i) or (ii) of this Section 3.13(a)) to which the Company or any Company Subsidiary is a party (other than any agreement (A) in which the aggregate amount to be received or paid thereunder does not exceed $50,000 annually and $150,000 in the aggregate, or (B) which can be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of less than $100,000 in the aggregate); and

(iv)	(A) all Contracts with stockholders, directors or officers of the Company or any Company Subsidiary, (B) all Contracts containing covenants by the Company or any Company Subsidiary not to compete in any lines of business or commerce, (C) all Contracts for the acquisition, sale or lease of material properties or assets of the Company or any Company Subsidiary (by merger, purchase or sales of assets or stock or otherwise) and (D) all investment, joint venture, and operating Contracts or partnership agreements of the Company or any Company Subsidiary.

(b) The Company has delivered or made available to Parent a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each such Material Contract: (i) it is the legal, valid, binding, and enforceable obligation of the Company or applicable Company Subsidiary, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally, by applicable Law or by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (ii) upon receipt of any required Consent (all of which are set forth in Section 3.13(b) of the Company Disclosure Letter), each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Transactions, (iii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party, is in breach or default under any Material Contract, and, to the knowledge of the Company, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a breach or default under any Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party and (iv) no party has repudiated in writing any material provision of a Material Contract.

Section 3.14 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.15 Real Property.

(a) Neither the Company nor any Company Subsidiaries owns any real property.

(b) Section 3.15(b) of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company and the Company Subsidiaries. The Company has delivered to Parent correct and complete copies of the leases and subleases listed in Section 3.15 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 3.15 of the Company Disclosure Letter:

(i)	the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (2) laws and judicial decisions regarding indemnification for violations of securities laws, and (3) the availability of specific performance or other equitable remedies;

(ii)

the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (2) laws and judicial decisions regarding indemnification for violations of securities laws, and (3) the availability of specific performance or other equitable remedies;

(iii)	to the Company’s knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	no party to the lease or sublease has repudiated any provision thereof;

(v)	there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii)	neither the Company nor any of the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii)	all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required by the Company and the Company Subsidiaries in connection with the operation thereof and have been operated and maintained by the Company and the Company Subsidiaries in accordance with applicable laws, rules, and regulations, except where such failure would not have a Company Material Adverse Effect; and

(ix)	all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Company’s business as currently conducted at such facilities.

Section 3.16 Related Party Transactions. Except as set forth in Section 3.16 of the Company Disclosure Letter, no director, officer, employee or affiliate of the Company or any Company Subsidiary has (a) borrowed any money from, nor has any indebtedness or other similar obligations to, the Company or any Company Subsidiary, (b) is a party to any Contract relating to the voting or disposition of Company Common Stock, or (c) has business dealings or a financial interest (including, without limitation, through the ownership of any equity interest in any other entity) in any material transaction, other than the Transactions and Employee Stock Options, with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party or subject to any Contract in which any director, officer, employee or stockholder of the Company has an interest, direct or indirect, and there does not exist any commitment or liability of the Company or any Company Subsidiary to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

Section 3.17 Permits. The Company and each Company Subsidiary has all necessary Permits required of the Company or the Company Subsidiary, or necessary for the conduct of the Company’s business as currently operated, except for the lack of any of such Permits that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All such Permits are currently in full force and effect, except where the failure of such Permits to be in full force and effect, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. No proceedings have been instituted or, to the Company’s knowledge are threatened, seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect, except for such proceedings that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Labor Relations.

(a) (i) Neither the Company nor any Company Subsidiary is a party to, and has no obligations under any collective bargaining agreement with any party relating to the compensation or working conditions of any of the Company’s employees; (ii) neither the Company nor any Company Subsidiary is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (iii) as of the date hereof, the Company has no knowledge of any union organizational or representational activities underway among any of the employees of the Company or any Company Subsidiary; and (iv) as of the date hereof, neither the Company nor any Company Subsidiary has been charged or, to the Company’s knowledge, threatened with a charge of any unfair labor practice. As of the date hereof, there are no existing or, to the Company’s knowledge, threatened labor strikes, slowdowns, work stoppages, disputes or grievances materially affecting or which could reasonably be expected to materially affect operations at the Company or deliveries from or into any of the Company’s or any Company Subsidiary’s facilities.

(b) Neither the Company nor any Company Subsidiary has committed any act or failed to take any required action with respect to any of its employees which has resulted in a violation of: (i) ERISA, or similar legislation as it affects any employee benefit or welfare plan of the Company or any Company Subsidiary; (ii) the Immigration Reform and Control Act of 1986; (iii) the National Labor Relations Act, as amended; (iv) Title VII of the Civil Rights Act of 1964, as amended; (v) the Occupational Safety and Health Act; (vi) Executive Order 11246; (vii) the Fair Labor Standards Act; (viii) the Rehabilitation Act of 1973; (ix) all regulations under such acts described in the preceding clauses (i) through (vi) inclusive; and (viii) and all other Laws of the United States or any state, city or municipality thereof relating to the employment of labor, except in each case for any such violation which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is liable for any arrearage of wages or taxes or penalties that are material to the Company taken as a whole, for failure to comply with any of the foregoing.

(c) Section 3.18(c) of the Company Disclosure Schedule contains a complete and accurate lists of the names and compensation paid to each person employed by the Company or any Company Subsidiary during the year ended December 31, 2004 and the period ending on September 30, 2005.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth as of the date of this Agreement the material insurance policies maintained by the Company and each Company Subsidiary. All material policies of fire, liability, workers’ compensation, director and officer, malpractice and professional liability and other forms of insurance providing insurance coverage to or for the Company or any Company Subsidiary in respect of each such policy for the last three years have been made available to Parent and (a) the Company is named insured under such policies, (b) all premiums required to be paid with respect thereto covering all periods up to the date hereof have been paid, (c) there has been no lapse in coverage under such policies during any period for which the Company has conducted its operations, and (d) no written notice of cancellation or termination has been received with respect to any such policy as of the date hereof. All such policies are in full force and effect, unless replaced with comparable insurance policies having comparable terms and conditions. Since December 31, 2004 to the date of this Agreement, there have been no material claims made with respect to such policies. No such policies shall terminate as a result of the consummation of the Transactions. Since December 31, 2004 to the date of this Agreement, no insurer has given the Company or any Company Subsidiary written notice that coverage was denied with respect to any material claim submitted to such insurer by the Company or any Company Subsidiary.

Section 3.20 Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all inventions, patents, industrial designs, applications and registrations for any of the foregoing (including any continuations, divisionals, continuations-in-part, renewals, reissues, patents issuing upon reexamination); trademarks, trade names, service marks, domain names, designs, logos, slogans, indicia of source and general intangibles of a like nature, together with all goodwill, registrations and applications related to the foregoing; works of authorship, copyrights, mask works, together with all registrations and applications related to the foregoing; proprietary technology, trade secrets, proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data; proprietary computer software programs or applications (in both source code and object code form and including without limitation firmware), and including all related technical documentation, user or operator manuals, software libraries, compliers, databases, schematics, diagrams and methodologies related to any of the foregoing (“Software”); all moral rights including without limitation any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right (“Moral Rights”); rights of publicity and privacy related to the use of the names, likenesses, voices, signatures and biographical information of real persons; licenses, immunities, covenants not to sue relating to any of the foregoing; any and all other intellectual property or other proprietary rights protectable as a matter of law; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing. Any Intellectual Property that is used by the Company or any Company Subsidiary and that is owned by the Company or any Company Subsidiary is herein referred to as the “Company Intellectual Property.” Any Intellectual Property that is used by the Company or any Company Subsidiary and that is owned by a third party is herein referred to as the “Third Party Intellectual Property.” Section 3.20 of the Company Disclosure Letter lists all Company Intellectual Property for which an application for registration or request for approval has been filed or which is material to the Company and for which no applications for registration or requirements for approval have been filed, and specifies the jurisdictions in which such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. With respect to all applications listed in Section 3.20 of the Company Disclosure Letter, each such application has been prosecuted in material compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry. Section 3.20 of the Company Disclosure Letter is a true and complete list of all Third Party Intellectual Property and specifies any Third Party Intellectual Property that is incorporated in, is, or forms a part of, any Company product, excluding any such Third Party Intellectual Property that is available on a commodity basis (such as “shrink wrap” licenses) and that is non-exclusive, terminable and available at a standard fee, or is used in the Company’s business as currently conducted. Section 3.20 of the Company Disclosure Letter lists (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property of the Company; and (ii) all material licenses, sublicenses and other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any Third Party Intellectual Property. To the knowledge of the Company, each such license, sublicense and other agreement constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the knowledge of the Company, there exists no breach by any party thereto and no event has occurred that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any Company Subsidiary thereunder. The Company owns, or is licensed or otherwise possesses legally sufficient rights in and to the Company Intellectual Property and the Third Party Intellectual Property to carry out the business of the Company as currently conducted.

(a) The Company and each Company Subsidiary is not, nor following receipt of any required Consent, will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 3.20 of the Company Disclosure Letter. No claims with respect to any Company Intellectual Property or Third Party Intellectual Property to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by or through the Company or any Company Subsidiary, are currently pending or, to the knowledge of the Company, threatened by any person, nor does the Company know of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing, disclosure, distribution or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes or violates the Company’s or a third party’s Intellectual Property; (ii) against the use by the Company or any Company Subsidiary of any Company Intellectual Property or Third Party Intellectual Property in the Company’s business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any Company Intellectual Property or Third Party Intellectual Property; or (iv) challenging the Company’s or any Company Subsidiary’s license or legally enforceable right to use of the Company Intellectual Property or Third Party Intellectual Property in the Company’s business as currently conducted by the Company. All registered, granted or issued patents, registered trademarks, mask works and registered copyrights held by the Company and each Company Subsidiary are valid and subsisting. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, to the

Company’s knowledge, there is no unauthorized use, disclosure, dissemination, infringement or misappropriation of any Third Party Intellectual Property or Company Intellectual Property by any third party, including any employee or former employee of the Company or any Company Subsidiary. The Company and each Company Subsidiary (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of a third party’s Intellectual Property and that has not been finally terminated prior to the date hereof or been informed or notified in writing by any third party that the Company or any Company Subsidiary may be engaged in such infringement or (ii) has knowledge of any unauthorized use, misappropriation or infringement liability with respect to, or any unauthorized use, misappropriation or infringement by, the Company of the Intellectual Property of another. Neither the Company nor any Company Subsidiary has taken any action to encourage adoption by any uniform standards board of any technology upon which any Company Intellectual Property is based or with respect to any Third Party Intellectual Property, which is incorporated in, are or form a part of any Company product.

(b) All current and former consultants, contractors and agents of the Company and each Company Subsidiary who have participated in the development or creation of any Company Intellectual Property have executed appropriate written agreements or other instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all Company Intellectual Property thereby arising, or that have conveyed legally sufficient rights in any Third Party Intellectual Property provided by such consultant, contractor or agent for use in the business as currently conducted by the Company. No current or former partner, director, officer, or employee of the Company or any Company Subsidiary will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property. To the knowledge of the Company, no such employee, consultant, contractor or agent of the Company or any Company Subsidiary is in breach of any agreement with any former employer or other third party concerning the Company Intellectual Property and the Third Party Intellectual Property.

(c) To the knowledge of the Company, there are no royalties, fees, honoraria or other payments payable by the Company or any Company Subsidiary to any person or by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property or Third Party Intellectual Property, other than license fees owed pursuant to written agreements and salaries and sales commissions paid to employees and sales agents, in each case, in the ordinary course of business.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Letter, to the knowledge of the Company, no portion of any Company Intellectual Property or Third Party Intellectual Property, at the time of delivery thereof at Closing, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar unauthorized actions. The Company has made available to Buyer a complete and accurate list of all material bugs, defects and errors of which it has knowledge in the Software constituting Company Intellectual Property (“Company Software”).

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Letter, to the knowledge of the Company, no Company Software or component thereof contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses). With respect to the items set forth in Section 3.20(e) of the Company Disclosure Letter, if any, the applicable license terms do not (i) require, or condition the use or distribution of any Company Software on the disclosure, licensing or distribution of any source code for any portion of such Company Software or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Software.

(f) No funding, facilities or personnel of any governmental entity were used directly to develop or create, in whole or in part, any Company Intellectual Property. Neither the Company nor any Company Subsidiary is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(g) To the knowledge of the Company, the activities of the Company and each Company Subsidiary have at all times been conducted in full compliance in all material respects with applicable United States and foreign import and export control laws. Without limitation of the foregoing, the Company and each Company Subsidiary has obtained all required licenses, clearances and classifications in connection with the Company’s sale and distribution of any Company Intellectual Property and Third Party Intellectual Property.

(h) Notwithstanding anything else contained in this Agreement, including this Section 3.20, if any of the representations and warranties contained in this Section 3.20 are or become incorrect or untrue as a result of the delivery by the Company to Palamida, Inc. (“Palamida”) of any Company Intellectual Property or as a result of any omission by, negligence of or actions taken by Palamida or by any employee, agent, contractor or consultant of Palamida or any other person or entity that has been provided access to Company Intellectual Property by, through or with the consent or approval of Palamida, then such incorrectness or untruth shall not be taken into account for any purposes under this Agreement.

Section 3.21 Environmental Liability. Without limiting Section 3.12 hereof, at all times the Company has been and is in compliance, in all material respects, with all material environmental and hazardous waste Laws applicable to the Company, that have been adopted, imposed or promulgated by any Governmental Entity having jurisdiction over the Company. As of the date hereof, the Company has not received from any Governmental Entity or third party any written requests for information, notices of claim, demand letters, or other written notification stating that the Company is or may be potentially responsible with respect to any investigation or clean-up of any hazardous materials.

Section 3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Letter lists the twenty five (25) largest customers of the Company (on a consolidated basis) for each of the fiscal year 2004 and the period from January 1, 2005 to September 30, 2005, and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Since January 1, 2005, no supplier of the Company or any Company Subsidiary has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no customer listed on Section 3.22 of the Company Disclosure Letter has indicated in writing that it shall stop, or decrease the rate of, buying materials, products or services from the Company or any Company Subsidiary.

Section 3.23 Product Warranties. Except as set forth in Section 3.23 of the Company Disclosure Letter, (a) there is no agreement or obligation to which the Company or any Company Subsidiary is a party, or any claim against or liability of the Company or any Company Subsidiary in excess of the reserves set forth on the Company Financial Statements for all such claims or liabilities, on account of product warranties or with respect to the manufacture, sale, license or rental of defective products, and (b) to the Company’s knowledge, there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented which is not fully covered by insurance or, where not covered by insurance, could reasonably be expected to result in a Company Material Adverse Effect. Section 3.23 of the Company Disclosure Letter sets forth the form of product warranty used by the Company and each Company Subsidiary.

Section 3.24 Complete Disclosure. Except as contemplated by or disclosed in this Agreement, and in Section 3.24 of the Company Disclosure Letter, there is no fact or circumstance known to the Company that could reasonably be expected to result in a Company Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of the Company set forth in this Agreement, together with the Company Disclosure Letter and Exhibits to be furnished hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, when taken as a whole. Other than as set forth herein or in the Company Disclosure Letter, neither the Company, nor any Company Subsidiary makes any representation or warranty whatsoever regarding any projections, estimates or budgets heretofore delivered to or made available to Parent of future revenues, expenses or expenditures, or future results of operations or any other information or documents made available to Parent, Merger Sub, or their counsel, accountants or advisors with respect to the Company or any Company Subsidiary or in respect of any other matter, except as expressly set forth in a representation and warranty (including the related Company Disclosure Letter) contained in this Agreement or any other agreement delivered in connection herewith. The Company makes no other representations or warranties other than as expressly set forth in this Agreement or any other agreement delivered in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the letter, dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the “Parent Disclosure Letter”):

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and corporate authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Parent and Merger Sub are duly qualified to do business in each jurisdiction where the nature of their business or their ownership or leasing of its properties make such qualification necessary. Parent has made available to the Company true and complete copies of the Certificate of Incorporation of Parent (as so amended, the “Parent Charter”), and the Bylaws of Parent (the “Parent Bylaws”), and the comparable organizational documents of Merger Sub, in each case as amended through the date of this Agreement.

Section 4.02 Parent Subsidiaries; Equity Interests.

(a) All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Liens.

(b) Except for 100% of the common stock of Merger Sub, Parent does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Agreements to which it is a party, and the performance of its obligations hereunder and thereunder.

Section 4.03 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the date of this Agreement, (i) 4,695,139 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding, and (ii) no shares of Parent Common Stock were held by Parent in its treasury. At the close of business on the date of this Agreement, warrants issued pursuant to the warrant agreement dated as of July 30, 2004, between Parent and American Stock Transfer & Trust Company (the “IPO Warrant Agreement”) to purchase 7,390,278 shares of Parent Common Stock (the “Parent Warrants”) were issued and outstanding. At the close of business on the date of this Agreement, 414,861 units were issued and outstanding, which such units consisted of 414,861 shares of Parent Common Stock and warrants to purchase 829,722 shares of Parent Common Stock. At the close of business on the date of this Agreement, options issued pursuant to advisory board agreements and a consulting agreement to purchase 60,000 shares of Parent Common Stock, in the aggregate, were issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party. Except as set forth above or in the Section 4.03(a) of the Parent Disclosure Letter and except for an option granted to I-Bankers Securities Incorporated and Newbridge Securities Corporation or their affiliates to purchase 270,000 units (each unit consisting of one share of Parent Common Stock and two Parent Warrants), as of the date of this Agreement there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or Merger Sub is a party (i) obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or Merger Sub, (ii) obligating Parent or Merger Sub to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Capital Stock. As of the date of this Agreement, other than as set forth in the Parent Charter, the Underwriting Agreement, the IPO Warrant Agreement or the Trust Agreement, there are not any outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Merger Sub.

(b) The authorized capitalization of Merger Sub consists of 1,000 shares of common stock, par value $0.01, all of which have been validly issued, fully paid and nonassessable and owned by Parent free and clear of any Lien.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transactions and Parent has full corporate power and corporate authority to prepare and file the Proxy Statement and the Registration Statement and to distribute the Proxy Statement. The execution and delivery by each of Parent and Merger Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject in the case of Parent, to receipt of the Parent Stockholder Approval (as defined herein) and the filing with the Secretary of State of the State of Delaware of the Charter Amendment. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party (when executed and delivered pursuant hereto) will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors’ rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought, and (iii) with respect to any indemnification agreements set forth herein or therein, enforceability may be limited by principles of public policy.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Merger and the other Transactions. Such resolutions are sufficient to render inapplicable to this Agreement, the Transactions, the other Transaction Agreements and the transactions contemplated thereby the provisions of Section 203 of the DGCL. No state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and other Transaction Agreements, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger and the other Transactions is the approval and adoption by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote generally in the election of directors (the “Parent Stockholder Approval”); provided, however, that the Parent may not consummate the Merger if the holders of 20% or more in interest of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter and/or the Underwriting Agreement dated as of July 27, 2004, between Parent and I-Bankers Securities Incorporated and Newbridge Securities Corporation (the “Underwriting Agreement”).

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Parent Charter (subject to the approval, filing and effectiveness of the Charter Amendment), the Parent Bylaws or the charter or bylaws of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which Parent or Merger Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the Charter Amendment with the Delaware Secretary of State, and (iv) such other items, individually or in the aggregate, as are not material to the consummation of the Transactions.

Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since the date of Parent’s formation. Section 4.06(a) of the Parent Disclosure Letter lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s web site through EDGAR at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-KSB for each fiscal year of Parent beginning with the first year that parent was required to file such form, (ii) Parent’s Quarterly Reports on Form 10-QSB for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-QSB in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.06) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”), (vi) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”), and (vii) all comment letters received by Parent from the Staff of the SEC since the Parent’s formation and all responses to such comment letters by or on behalf of Parent. The Parent SEC Documents (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document) or will not at the time they are filed with the SEC (except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent and Merger Sub maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and Merger Sub is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Section 4.06(a) of the Parent Disclosure Letter lists, and Parent has delivered to the Company copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To Parent’s knowledge, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-B, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-B, as applicable, (that, if presented, would not differ materially from notes to the financial statements included in Parent’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (the consolidated balance sheet included in such Annual Report is the “Balance Sheet”)); the financial statements referred to in this Section 4.06 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements other than those of Parent and Merger Sub are required by GAAP to be included in the consolidated financial statements of Parent. Section 4.06(b) of the Parent Disclosure Letter contains a description of all non-audit services performed by the Parent’s auditors for Parent and Merger Sub since date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the Board of Directors of Parent. Parent and Merger Sub maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.06(b) of the Parent Disclosure Letter lists, and Parent has delivered to the Company copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent has no off-balance sheet arrangements.

(c) Except (i) as set forth on the balance sheet of Parent for the year ended December 31, 2004, (ii) for the reasonable fees and expenses incurred by Parent in connection with the Transactions, (iii) the fees to lease Parent’s office space and (iv) general administrative expenses not exceeding $100,000, as of the date of this Agreement neither Parent nor Merger Sub has any liabilities or obligations required by GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto.

(d) Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

Section 4.08 Absence of Certain Changes or Events.

(a) From June 30, 2005, to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

(i)	any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” shall mean any material adverse effect on the business, financial condition, or results of operations of Parent and Merger Sub, taken as a whole; provided, however, that Parent Material Adverse Effect shall not be deemed to include (i) any adverse effect on Parent occurring either prior to or after the Effective Time resulting from any change in general economic conditions relating to the market in which Parent operates, (ii) any effect directly resulting from the public announcement of the pendency of the transactions contemplated hereby, or (iii) terrorist attack, act of war or natural disaster;

(ii)	any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Capital Stock or any repurchase for value by Parent of any Parent Capital Stock;

(iii)

any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Capital Stock; (A) any granting by Parent to any present or former director or executive officer, officer or employee of Parent or Merger Sub or of any increase in compensation or bonus, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in Section 4.08(a) of the Parent Disclosure Letter, (B) any granting by Parent to any such present or former director or executive officer, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements described in Section 4.08(a) of the Parent Disclosure Letter, or (C) any entry by Parent into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer, officer or employee;

(iv)	any change in accounting methods, principles or practices by Parent or Merger Sub materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

(v)	any material elections with respect to Taxes by Parent or settlement or compromise by Parent or of any material Tax liability or refund;

(vi)	a sale, lease, license, sublicense or other disposition of any material portion of the assets, tangible or intangible, of Parent or Merger Sub;

(vii)	a waiver of any material rights or cancellation of material debts owed to or material claims of Parent or Merger Sub; or

(viii)	any Contract executed or delivered by Parent or Merger Sub, relating to the use or application of the funds in the Trust Account (as defined herein).

(b) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 4.09 Taxes.

(a) Parent and Merger Sub each has filed, or has caused to be filed on its behalf, all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither the Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or Merger Sub. Each of Parent and Merger Sub have each made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for the quarter ended September 30, 2005. Each of Parent and Merger Sub has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent or Merger Sub now pending, and neither Parent nor Merger Sub has received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Neither Parent nor Merger Sub is obligated to make a payment or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G or Section 162(m) of the Code. Neither Parent nor Merger Sub has agreed or is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Neither Parent nor Merger Sub has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Parent nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; (B) prepaid amounts received on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (D) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date. Neither Parent nor Merger Sub has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 within the five-year period ending on the date of this Agreement. To the knowledge of the Parent, neither Parent nor Merger Sub has any losses that are subject to limitation under Code Section 382 or any other provision of federal, state, local or foreign income Tax law. Neither Parent nor Merger Sub has ever been a beneficiary or has otherwise participated in: (X) any reportable transaction within the meaning of Treasury Regulation § 1.6011-4(b)(1); (Y) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (Z) any transaction subject to comparable provisions of state law. Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and Merger Sub (i) is neither a party to, nor is bound by nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten other than those solely among Parent and Merger Sub (collectively, “Tax Sharing Agreements”), and (ii) has no potential liability or obligation (as a transferee or successor, by contract, or otherwise) to any person as a result of, or pursuant to, any such Tax Sharing Agreements. Except as described in Section 4.09(a) of the Parent Disclosure Letter, neither Parent nor Merger Sub is (i) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (ii) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code. Except as described in Section 4.09(a) of the Parent Disclosure Letter, neither Parent nor Merger Sub has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. To the knowledge of Parent, neither Parent nor Merger Sub has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code. Neither Parent nor Merger Sub is a party to a gain recognition agreement under Section 367 of the Code.

(b) Section 4.09(b) of the Parent Disclosure Letter lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to Parent or Merger Sub for taxable periods ending on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent has delivered to the Company correct and complete copies of all federal Income Tax Returns and state income and franchise Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by Parent since December 31, 2002. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 4.10 Employees. Parent has six (6) directors and three (3) officers, the names of which are set forth on Section 4.10 of the Parent Disclosure Letter. Merger Sub has two (2) directors and two (2) officers, the names of which are set forth on Section 4.10 of the Parent Disclosure Letter. Parent is the sole stockholder of Merger Sub. Neither Parent nor Merger Sub has ever had any current or former employees.

Section 4.11 Benefit Plans.

(a) The Parent Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by Parent or Merger Sub, or for which Parent or Merger Sub has any liability, contingent or otherwise (collectively, the “Parent Benefit Plans”).

(b) With respect to each Parent Benefit Plan, Parent has furnished the Company with a complete and accurate copy of the plan document or other governing contract. The Parent Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of the Code and applicable Law. There are no pending or, to the knowledge of Parent or Merger Sub, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Parent Benefit Plans.

(c) No Parent Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code. Neither Parent nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Parent under Section 414(b), (c), (m) or (o) of the Code, has incurred any liability under Title IV of ERISA or Section 412 of the Code.

(d) The execution and delivery by each of Parent and Merger Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Parent or Merger Sub to severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan. There is no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of Parent or any of its affiliates.

Section 4.12 Litigation. There is no claim, suit, action or proceeding, or known investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub nor are there any Judgments outstanding against Parent or Merger Sub.

Section 4.13 Compliance with Applicable Laws. Parent and Merger Sub are in compliance in all material respects with all applicable Laws. Neither Parent nor Merger Sub has received any written communication since the date of the formation of Parent from a Governmental Entity that alleges that Parent or Merger Sub is not in compliance with any Applicable Law. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

Section 4.14 Contracts; Debt Instruments.

(a) Except as contemplated by this Agreement or as disclosed in Section 4.14 of the Parent Disclosure Letter, the Form 10-KSB filed by Parent with the SEC for the year ended December 31, 2004, or the Form 10-QSB filed by Parent with the SEC for the quarter ended March 31, 2005, there are no Parent Material Contracts. “Parent Material Contracts” means”:

(i)	all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which Parent or Merger Sub is a party (other than any agreement which (A) provides for future payments of less than $50,000 annually and less than $150,000 in the aggregate, or (B) which is terminable by Parent or Merger Sub without breach or penalty on less than thirty (30) days’ prior written notice);

(ii)	all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which Parent or Merger Sub is a party, which involve an amount in excess of $50,000;

(iii)	all Parent Contracts (as defined below) (other than those described in or excepted from clauses (i) or (ii) of this Section 4.14(a)) (other than any agreement (A) in which the aggregate amount to be received or paid thereunder does not exceed $50,000 annually and $150,000 in the aggregate, or (B) which can be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of less than $100,000 in the aggregate); and

(iv)

(A) all Parent Contracts with stockholders, directors or officers of Parent or Merger Sub, (B) all Parent Contracts containing covenants by Parent or Merger sub not to compete in any lines of business or commerce, (C) all Parent Contracts for the acquisition, sale or lease of material properties or assets of Parent or Merger Sub (by merger, purchase or sales of assets or stock or otherwise) and (D) all investment, joint venture, and operating Parent Contracts or partnership agreements of Parent or Merger Sub.

“Parent Contracts” means any contract, lease, license, indenture, note, bond, agreement, concession, or other agreement to which Parent or Merger Sub is a party. Neither Parent nor Merger Sub nor, to the knowledge of Parent, any other party thereto is in violation of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default by Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto) under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Parent Contract, to which it is a party or by which it or any of its properties or assets is bound. Parent has not received any written notice of the intention of any party to such Parent Contract to terminate such Parent Contract whether as a termination for convenience or for default of Parent thereunder.

(b) True and complete copies of any Parent Contracts set forth on the Parent Disclosure Letter have been provided or made available to the Company. Each such Parent Contract is valid, binding and enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally, by applicable Law or by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Parent has not been notified in writing as of the date of this Agreement that in the event of a sale or change of ownership of Parent, any of such Parent Contracts would reasonably be expected to be terminated or modified in any manner.

Section 4.15 Brokers; Schedule of Fees and Expenses. Except as described in Section 4.15 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.16 Intellectual Property. Neither Parent nor Merger Sub owns, uses or licenses any material Intellectual Property.

Section 4.17 Trust Funds; Liquidation.

(a) Since July 1, 2005, Parent has had at least $21,350,000, plus accrued interest (the “Trust Fund”), invested in U.S. government securities in a trust account at a New York branch of JP Morgan Chase (the “Trust Account”), held in trust by American Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of July 30, 2004, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account, which Trust Fund will be free of any Lien whatsoever and, after taking into account any funds paid to holders of IPO Shares who shall have demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter and/or the Underwriting Agreement, will be available for use in the businesses of Parent and the Company.

(b) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period contained in the Parent Charter and/or the Underwriting Agreement will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the Transactions, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the Transactions and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter and/or the Underwriting Agreement.

Section 4.18 Real Property. Neither Parent nor Merger Sub owns any real property. Section 4.18 of the Parent Disclosure Letter sets forth a complete list of all real property and interests in real property leased by Parent or Merger Sub.

Section 4.19 Related Party Transactions. Except as set forth in Section 4.19 of the Parent Disclosure Letter, no director, officer, employee or affiliate of Parent or Merger Sub has any indebtedness or other similar obligations to, Parent or is a party to any Contract relating to the voting or disposition of Parent Common Stock, and Parent is not a party or subject to any Contract in which any director, officer, employee or stockholder of Parent has an interest, direct or indirect, and there does not exist any commitment or liability of Parent to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

Section 4.20 Investment Company Act. Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.21 Permits. Parent and Merger Sub have all necessary material Permits, required of Parent or Merger Sub. All such Permits are currently in full force and effect. No proceedings have been instituted or, to Parent’s knowledge are threatened, seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect.

Section 4.22 Insurance. Other than the directors’ and officers’ insurance policy set forth on Section 4.22 of the Parent Disclosure Letter (the “Parent D&O Policy”), neither Parent nor Merger Sub maintains any insurance policy. The Parent D&O Insurance Policy has been made available to the Company and (a) Parent or Merger Sub are named insureds under such policy, (b) all premiums required to be paid with respect thereto covering all periods up to and including the date hereof have been paid, (c) there has been no lapse in coverage under such policy during any period for which Parent and Merger Sub have conducted their respective operations, and (d) no written notice of cancellation or termination has been received with respect to such policy as of the date hereof. None of Parent or Merger Sub has any obligation for retrospective premiums for any period prior to the date hereof. The Parent D&O Policy is in full force and effect, unless replaced with a comparable insurance policy having comparable terms and conditions. As of the date of this Agreement, there have been no claims made with respect to the Parent D&O Policy.

Section 4.23 Advisory Board. The members of the Advisory Board of Parent, the charter or other written guidelines governing the activities and proceedings of the Advisory Board, the fees and compensation arrangements for each member of the Advisory Board and terms of service of the members of the Advisory Board are set forth in or attached to Section 4.23 of the Parent Disclosure Letter. The members of the Advisory Board of Parent, or any of them, may be removed from such membership or position, with or without cause and without cost or expense in the absolute discretion of the Parent Board.

Section 4.24 Complete Disclosure. Except as contemplated by or disclosed in this Agreement, and in Section 4.24 of the Parent Disclosure Letter, there is no fact or circumstance known to Parent that could reasonably be expected to result in a Parent Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of Parent and Merger Sub set forth in this Agreement, together with the Parent Disclosure Letter and Exhibits to be furnished hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, when taken as a whole.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by the Company. The Company covenants and agrees that, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Company shall use its commercially reasonable efforts to (w) preserve intact the business organization and assets of the Company and each Company Subsidiary, (x) keep available the services of the present officers, employees and consultants of the Company and each Company Subsidiary, (y) maintain in effect Material Contracts and (z) preserve the present relationships of the Company and each Company Subsidiary with customers, licensees, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, neither the Company nor any Company Subsidiary shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its shares of capital stock, (B) split, combine or reclassify any of its shares of capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, (C) purchase, redeem or otherwise acquire shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such interests or other securities, (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership, or (E) pledge after the date hereof any shares of its capital stock;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options (other than vesting of currently outstanding options and warrants pursuant to their terms), warrants or rights to acquire, any such shares of its capital stock, or (C) any “phantom” rights, or interest-based performance units of the Company;

(iii) amend the Company Certificate of Incorporation or Bylaws;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets in excess of $50,000 in the aggregate;

(v) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or allow (other than with respect to those certain liens in effect as of the date of this Agreement securing the lessors’ interest in leased equipment used by the Company and liens in effect as of the date of this Agreement in favor of lenders, all as set out in the Company Disclosure Letter) any lien on, any of its assets (including any Company Intellectual Property) other than (A) in the ordinary course of business consistent with past practice, but in no event shall such dispositions exceed $50,000 individually or $150,000 in the aggregate for the Company and all Company Subsidiaries taken as a whole, or (B) pursuant to the terms of Material Contracts which are set forth in the Company Disclosure Letter;

(vi) (A) enter into any agreement, other than in the ordinary course of business, that if entered into prior the date hereof would be a Material Contract required to have been disclosed pursuant to Section 3.13; or (B) modify, amend in any material respect, transfer, terminate or waive any material rights under any Material Contract in any manner adverse to the Company or any Company Subsidiary;

(vii) pay, discharge, satisfy or settle any litigation, except any settlement that would not: (A) impose any injunctive or similar order on the Company or any Company Subsidiary; or restrict in any way the business of the Company or any Company Subsidiary; or (B) exceed $50,000 in cost or value to the Company or any Company Subsidiary in the aggregate for all such settlements;

(viii) enter into or amend any contract, transaction, indebtedness or other arrangement in which any of its directors or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(ix) except in the ordinary course of business or to the extent required under employment agreements in effect as of the date hereof, and which are set forth in the Company Disclosure Letter, (A) hire or terminate any employee or consultant having an annual salary or fee in excess of $150,000 or (B) grant to any of the employees, officers or directors of the

Company or any Company Subsidiary, any increase in (i) compensation or fringe benefits (including, without limitation, bonuses), or (ii) severance or termination pay;

(x) make any change in accounting methods, principles or practices affecting its reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in GAAP;

(xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(xii) make or agree to make any new capital expenditure or expenditures in excess of $25,000 in an individual case and $50,000 in the aggregate for all cases;

(xiii) make any material Tax election, settle or compromise any material Tax liability or refund or file any amended Tax Return;

(xiv) enter into, adopt or amend or terminate any (A) employment or consulting agreement where the annual salary or fee associated with such employment or consulting agreement is in excess of $150,000 or where such employment or consulting agreement has a term of more than one (1) year, (B) severance agreements in excess of $50,000, (C) Company Benefit Plan or (D) other employee benefit agreement, trust, plan, fund award or other arrangement for the benefit or welfare of any director, officer or employee;

(xv) except as otherwise required by Law, enter into any or modify in any respect any labor or collective bargaining agreement or any other agreement or commitment to or relating to any labor union;

(xvi) enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Company’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-B;

(xvii) engage any investment or financial advisor prior to the receipt of an Acquisition Proposal; or

(xviii) take, authorize, commit or agree to take any of the foregoing actions.

(b) Conduct of Business by Parent. The Parent covenants and agrees that, from the date of this Agreement to the Effective Time, the Parent shall, and shall cause Merger Sub to, conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit Merger Sub to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization of, or alter through merger, liquidation, reorganization or restructuring or in any other fashion its corporate structure;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of its capital stock, or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii) amend the Parent Charter, the Parent Bylaws or the comparable organizational documents of Merger Sub, other than as contemplated herein;

(iv) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any lien on, any of its assets (including any Parent Intellectual Property) other than (A) in the ordinary course of business consistent with past practice, but in no event shall such dispositions exceed $50,000 individually or $100,000 in the aggregate, or (B) pursuant to the terms of contracts entered into as of the date of this Agreement, which shall be disclosed on the Parent Disclosure Letter;

(v) enter into or amend any contract, transaction, indebtedness or other arrangement in which any of its directors or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(vi) (A) grant to any employee, executive officer or director of Parent any increase in compensation, (B) grant to any employee, executive officer or director of Parent any increase in severance or termination pay, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any employee, executive officer or director of Parent, (D) establish, adopt, enter into or amend in any respect any collective bargaining agreement, any other agreement or commitment to or relating to any labor union, or (E) make any determinations under any collective bargaining agreement, any other agreement or commitment to or relating to any labor union or any Parent Benefit Plan;

(vii) make any change in accounting methods, principles or practices affecting its reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in GAAP;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(ix) make or agree to make any new capital expenditure or expenditures;

(x) make any material Tax election, settle or compromise any material Tax liability or refund or file any amended Tax Return;

(xi) enter into any transaction with, or enter into any agreement, arrangement or understanding with any of Parent’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-B; or

(xii) take, authorize or commit or agree to take any of, the foregoing actions.

(c) Other Actions. The Company and Parent shall use its commercially reasonable efforts to not, and shall use its commercially reasonable efforts to not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party becoming untrue, or (ii) any condition to the Merger set forth in Article VII not being satisfied.

Section 5.02 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, directly or indirectly, and shall not authorize any of its directors, officers, employees, representatives or agents (collectively, the “Company Representatives”, which term shall not include stockholders of the Company that are not authorized to act on behalf of the Company and that are not also a director, officer or employee of the Company), to not, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (as defined herein), (ii) furnish any information regarding the Company to any person, group or entity in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person, group or entity with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (as defined herein); provided, however, that prior to the approval of this Agreement by the stockholders of the Company, this Section 5.02(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any person, group or entity in response to a Superior Proposal (as defined herein) that is submitted to the Company by such person, group or entity (and not withdrawn) if (w) neither the Company nor any of the Company Representatives have breached any of the terms of this Section 5.02(a), (x) the Board of Directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (y) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, group or entity, the Company gives Parent written notice of the identity of such person, group or entity and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person, group or entity, and the Company receives from such person, group or entity an executed confidentiality agreement on terms substantially similar to these in effect between the Company and Parent containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person, group or entity by or on behalf of the Company, and (z) at least one (1) Business Day prior to furnishing any such nonpublic information to such person, group or entity the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02(a) by any Company Representative shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall promptly notify each Company Representative of the Company’s obligations under this Section 5.02.

(b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the person, group or entity making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person, group or entity. The Company shall keep Parent fully informed on a current basis with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. The Company shall promptly advise Parent orally and in writing if the Company’s board of directors determines that any such Acquisition Proposal constitutes a Superior Proposal (the “Superior Proposal Notice”).

(c) For purposes hereof, the term “Acquisition Proposal” shall mean any written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

(d) For purposes hereof, the term “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (A) in which the Company or a material Subsidiary of the Company is a constituent corporation, (B) in which a person or group, acting in concert, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the voting power of the Company or a material Subsidiary of the Company, or (C) in which the Company or a material Subsidiary of the Company issues or sells securities representing more than 15% of the voting power of the Company or a material Subsidiary of the Company, or

(ii) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries.

Section 5.03 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and the transactions contemplated hereby (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting. The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting, which shall be held no later than twenty five (25) days after the Registration Statement on Form S-4 has been declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law.

(b) The Company shall submit the proposal at the Company Stockholders Meeting pursuant to a proxy statement (the “Company Proxy Statement”). Subject to Section 5.03(c): (i) the Company Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement and the transactions contemplated hereby at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement and the transactions contemplated hereby being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.03(b), at any time prior to the approval of this Agreement by the holders of Company Common Stock at the Company Stockholders’ Meeting, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) any Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with two (2) Business Days prior notice of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is superior to the transactions contemplated hereby; (iii) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s independent financial advisors, that such Acquisition Proposal constitutes a proposal (the “Superior Proposal”) superior to the transactions contemplated hereby; (iv) the Company’s board of directors determines in good faith, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of the Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Law; and (v) neither the Company nor any of the Company Representatives shall have violated any of the restrictions set forth in Section 5.02.

Section 5.04 New Audit. The Company shall deliver to Parent and Merger Sub on or prior to November 10, 2005, (a) the audited balance sheet of the Company as of December 31, 2004, and December 31, 2003, and (b) the audited statements of income, cash flows and stockholders’ equity of the Company for the years ended December 31, 2004 and December 31, 2003 prepared by Anton Collins Mitchell, LLP (the “New Audit”).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Parent Stockholders Meeting; Company Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, Parent shall, with the cooperation of the Company, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, and (iii) to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) As soon as practicable following the date of this Agreement, Parent, with the cooperation of the Company, shall prepare and file with the SEC a Registration Statement on Form S-4, in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement. Parent shall allow the Company’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(e) Parent shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as soon as practicable after the Registration Statement is declared effective. Parent shall consult with the Company on the date for the Parent Stockholders Meeting. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as soon as practicable after the Registration Statement is declared effective. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, except to the extent that the Parent Board shall have withdrawn its approval or recommendation of this Agreement and the Merger, which withdrawal may be made only if deemed by the Parent Board to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Parent shall not be restricted from complying with any of its obligations under the Exchange Act.

Section 6.02 No Shopping.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent shall not, directly or indirectly, and shall use its commercially reasonable efforts to cause its stockholders, directors, officers, employees, representatives or agents (collectively, the “Parent Representatives”), to not, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Parent Acquisition Proposal (as defined herein), (ii) furnish any information regarding Parent to any person, group or entity in connection with or in response to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any person, group or entity with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction (as defined herein); provided, however, that prior to the approval of this Agreement by the stockholders of Parent, it shall not be a breach of any of the provisions of this Section 6.02 nor shall this Section 6.02(a) prohibit Parent from engaging in discussions with (the “Parent Discussions”) and issuing indications of interest to (the “Indications of Interest”) parties in the IT security industry, if (x) neither Parent nor any of the Parent Representatives have breached any of the terms of this Section 6.02(a), (y) at least two (2) Business Days prior to issuing any Indication of Interest, Parent gives the Company written notice of the identity of such person, group or entity and of Parent’s intention to issue such Indication of Interest, and (z) at least one (1) Business Day prior to issuing such Indication of Interest Parent furnishes a copy of such Indication of

Interest to the Company. Parent may not enter into or negotiate the terms of any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction until after Parent has received a Superior Proposal Notice. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02(a) by any Parent Representative shall be deemed to be a breach of this Section 6.02(a) by Parent. Parent shall promptly notify each Parent Representative of its obligations under this Section 6.02.

(b) Parent shall promptly advise the Company orally and in writing of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal, or any request for nonpublic information relating to Parent (including the identity of the person, group or entity making or submitting such Parent Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person, group or entity. Parent shall keep the Company fully informed on a current basis with respect to the status of any Parent Discussions or Indications of Interest.

(c) For purposes hereof, the term “Parent Acquisition Proposal” shall mean any written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest for the Company) contemplating or otherwise relating to any Parent Acquisition Transaction.

(d) For purposes hereof, the term “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

(i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (A) in which Parent is a constituent corporation, (B) in which a person or group, acting in concert, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the voting power of Parent, (C) in which Parent issues or sells securities representing more than 15% of the voting power of Parent, or (D) in which Parent is obligated to pay cash or cash equivalents in excess of fifteen percent (15%) of the Trust Fund, or

(ii) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of Parent.

Section 6.03 Access to Information; Confidentiality.

(a) Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. All information exchanged pursuant to this Section 6.03(a) shall be subject to the mutual nondisclosure agreement dated as of March 25, 2005, between the Company and Parent (the “Confidentiality Agreement”).

(b) The Company agrees to provide to Parent, within thirty (30) days after the date hereof, an unaudited balance sheet and an unaudited income statement, in each case without any notes, for each of the calendar months of September 2005 and October 2005, and thereafter, shall provide to Parent within thirty (30) days after the end of each calendar month after October 2005, an unaudited balance sheet and an unaudited income statement, in each case without any notes, for each such calendar month.

Section 6.04 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Merger or other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or other Transactions and to fully carry out the purposes of this Agreement and the Transaction Agreements. In connection with and without limiting the foregoing, Parent and the Company shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements.

(b) The Company and Parent shall give prompt notice to the other, of (i) any representation or warranty made by it contained in any Transaction Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement, provided, however, that such notification pursuant to this Section 6.04(b) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.

Section 6.05 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger and the other Transactions by Parent, Merger Sub or the Company shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.

Section 6.07 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Parent Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form of Exhibit F attached hereto (the “Affiliate Letters”).

Section 6.08 Quotation of Listing. Parent shall use its commercially reasonable efforts to cause (a) the shares of Parent Common Stock to be issued in the Merger, (b) all shares of Parent Common Stock outstanding as of the date of the Effective Time and (c) the Parent Warrants outstanding as of the Effective Time, to be approved for quotation on The Nasdaq Stock Market, Inc. (“Nasdaq”), or if any of such securities are not eligible to be quoted on Nasdaq, to cause such non-eligible securities to be approved for listing on The American Stock Exchange LLC (the “AMEX”), in each case subject to official notice of issuance, prior to the Effective Time.

Section 6.09 Tax Treatment. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.10 Lock-Up Agreements. As of the Effective Time, lock-up letters, on substantially in the form of Exhibit G attached hereto (the “Lock-Up Agreements”), shall have been executed by the persons listed on Exhibit G.

Section 6.11 Pre-Closing Confirmation.

(a) Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Closing, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

Section 6.12 Stock Symbol. As of and after the Effective Time, Parent shall cause the symbol under which the Parent Common Stock and Parent Warrants are traded on the OTC Bulletin Board, Nasdaq or the AMEX to change to a symbol as determined by the Company and Parent that, if available, is reasonably representative of the corporate name or business of the Company.

Section 6.13 Preliminary Disclosure Letters. Concurrently with the execution of this Agreement, (a) the Company shall deliver the Company Disclosure Letter to Parent and (b) Parent and Merger Sub shall deliver the Parent Disclosure Letter to the Company. The Company Disclosure Letter and the Parent Disclosure Letter (collectively, the “Initial Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Article III or Article IV, as applicable, and the disclosure in any section or subsection of the Disclosure Letters shall qualify only the corresponding section or subsection in Article III or Article IV, as applicable, unless it is reasonably apparent that the disclosure in any section or subsection of the Disclosure Letters should apply to one or more other sections or subsections of Article III or Article IV, as applicable and (ii) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letters (as defined below) through the Closing, so that the Company Disclosure Letter and the Parent Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Parent, Merger Sub and Company, as applicable, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Initial Disclosure Letters and the Supplemental Disclosure Letters.

Section 6.14 Supplemental Disclosure Letters. Each of the Company, Parent and Merger Sub agree that, with respect to the Initial Disclosure Letters, each party shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the Initial Disclosure Letters with respect to (a) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Initial Disclosure Letters (the “New Matters”), and (b) other matters which are not New Matters but should have been set forth or described in the Initial Disclosure Letters as of the date hereof (the “Other Matters”). Any such supplement, modification or amendment (the “Supplemental Disclosure Letters”) (i) that reflects a New Matter shall qualify the representations and warranties of the Company or Parent and Merger Sub, as the case may be, for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the representations or warranties of the Company or Parent and Merger Sub, as the case may be, for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing Date, each party will prepare and deliver to the other party a copy of the Supplemental Disclosure Letters revised to reflect any supplement, modification or amendment required pursuant to this Section 6.14. Each party shall deliver any such Supplemental Disclosure Letter at least five (5) Business Days before the Closing Date. If no Supplemental Disclosure Letter satisfying the foregoing requirements is provided by the Company or Parent or Merger Sub, as the case may be, the Initial Disclosure Letter with respect to such party as delivered upon the execution of this Agreement shall continue to apply.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(b) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.04, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person that is not an affiliate of the party seeking to terminate this Agreement, (i) challenging the Merger or the Transactions, (ii) seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to Parent and Merger Sub taken as a whole.

(f) Conversion Rights. At the Parent Stockholder Meeting, holders of less than twenty percent (20%) of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the terms of the Parent Charter.

(g) Net Assets. By Closing, the Board of Directors of Parent must determine the fair market value of the Company immediately prior to the Effective Time is at least eighty percent (80%) of the net assets of Parent immediately prior to the Effective Time.

(h) Parent Disclosure Letter and Company Disclosure Letter. (i) The Parent and Merger Sub shall have determined in good faith that the Supplemental Disclosure Letter delivered by the Company does not reflect any material change to the business, financial condition, results of operations or prospects of the Company on a consolidated basis. (ii) The

Company shall have determined in good faith that the Supplemental Disclosure Letter delivered by Parent does not reflect any material change to the business, financial condition, results of operations or prospects of Parent on a consolidated basis.

(i) Trust Account. At the Effective Time, Parent shall have in the Trust Account no less than an amount equal to (i) $21,350,000, plus interest accrued as of and following July 31, 2005, less (ii) the amount required to convert any IPO Shares into cash pursuant to the terms of the Parent Charter.

(j) Board of Directors. The Company and Parent shall have agreed on directors to fill the classes of Parent’s Board of Directors.

Section 7.02 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Material Adverse Effect. There shall not have occurred since the date of this Agreement any Company Material Adverse Effect.

(d) Escrow Agreement. Each of the Company, the Escrow Agent and the other parties to be signatory thereto shall have executed and delivered the Escrow Agreement.

(e) Affiliate Letters. Each of the affiliates of the Company set forth in the letter sent by the Company to Parent pursuant to Section 6.07 shall have executed and delivered an Affiliate Letter.

(f) Lock-Up Agreements. Each of the persons listed on Exhibit G shall have executed and delivered a Lock-Up Agreement.

(g) Opinion. Counsel for the Company shall have delivered an opinion substantially in the form attached hereto as Exhibit H.

(h) Other Deliveries. The Company shall have delivered to Parent and Merger Sub:

(i) the Company’s Certificate of Incorporation certified by the Secretary of State of Delaware; and

(ii) (A) copies of the Company’s resolutions of its Board of Directors and its stockholders authorizing and approving this Agreement, the other agreements contemplated hereby and all of the Transactions and agreements contemplated hereby and thereby, (B) the Company’s bylaws, and (C) the names of the officer or officers of the Company authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by any authorized officer of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(i) Material Consents. The Company shall have obtained all of the third party consents as set forth in Section 3.13(b) of the Company Disclosure Letter.

Section 7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) Material Adverse Effect. There shall not have occurred since the date of this Agreement any material adverse effect on Parent.

(d) Escrow Agreement. Parent, the Escrow Agent and the other parties to be signatory thereto shall have executed and delivered the Escrow Agreement.

(e) Other Deliveries. Parent shall have delivered to the Company:

(i) the Parent Charter certified by the Secretary of State of Delaware; and

(ii) (A) copies of Parent’s resolutions of its Board of Directors and its stockholders authorizing and approving this Agreement, the other agreements contemplated hereby and all of the Transactions and agreements contemplated hereby and thereby, (B) Parent’s bylaws, and (C) the names of the officer or officers of Parent authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by any authorized officer of Parent to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(f) Tax Opinion. The Company shall have received the written opinion of Duane Morris LLP, dated on or before the Closing Date, which shall be based on such written representations from Company, Parent, Merger Sub and others as such counsel shall request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(g) Company Stockholder Approval. The Company shall have obtained the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock.

(h) Letter Agreement. Parent shall have entered into a letter agreement with I-Bankers Securities Incorporated and Newbridge Securities Corporation acknowledging certain terms of the Underwriting Agreement with respect to Section 8(k) of the Underwriting Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Parent Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company;

(i)	if the Merger is not consummated on or before June 30, 2006 (the “Outside Date”);

(ii)	if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)	if any condition to the obligation of such party to consummate the Merger set forth in Section 7.01 becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv)	if, upon a vote at a duly held meeting to obtain Parent Stockholder Approval, either (A) Parent Stockholder Approval is not obtained or

(B) the holders of 20% or more of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the terms of the Parent Charter;

(c) by Parent, if Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach or the Outside Date, if earlier (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach or the Outside Date, if earlier (provided that Company is not then in material breach of any representation, warranty or covenant in this Agreement);

(e) by Parent, if the Company Stockholders’ Meeting is not duly called and held within twenty five (25) days after the Registration Statement on Form S-4 has been declared effective under the Securities Act;

(f) by Parent, if, at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company to approve and adopt this Agreement shall not have been obtained;

(g) by Parent, if a Company Triggering Event shall have occurred;

(h) by the Company, if the Parent Stockholders’ Meeting is not duly called and held within sixty (60) days after the Registration Statement on Form S-4 has been declared effective under the Securities Act;

(i) by the Company, if, at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained; or

(j) by the Company, if a Parent Triggering Event shall have occurred.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, other than Section 6.05, Section 8.03, and this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement;

Section 8.03 Fees, Expenses and Other Payments.

(a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated herein are consummated.

(b) If (i) Parent shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(c), and prior to such termination an Acquisition Proposal has been communicated to the board of directors of the Company, and, within one (1) year of such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal, or (ii) Parent terminates this Agreement pursuant to Section 8.01(e), Section 8.01(f) or Section 8.01(g), and, within one (1) year of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal, then in each of case (i) and (ii) the Company shall promptly, but in no event later than ten (10) Business Days after the consummation of the transaction which is the subject of such Acquisition Proposal, pay Parent an amount equal to $1.75 million by wire transfer of immediately available funds, less the amount of any Expenses previously paid by the Company to Parent.

(c) If this Agreement is terminated by Parent pursuant to Section 8.01(e) or Section 8.01(f) then the Company shall reimburse Parent for all its Expenses not later than ten (10) Business Days after the date of such termination, but not in excess of $300,000.

(d) If this Agreement is terminated by the Company pursuant to Section 8.01(h) or Section 8.01(i) then Parent shall reimburse the Company for all its Expenses not later than ten (10) Business Days after the date of such termination, but not in excess of $300,000.

(e) As used in this Agreement, the term “Expenses” shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

(f) Except as provided in Section 8.03(b), the payments by one party to the other under this Section 8.03 shall be in satisfaction of all amounts and claims that either party may have against the other party in respect of the event(s) giving rise to the right to payment.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Parent Stockholder Approval; provided, however, that after receipt of Parent Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require in the case of Parent or Merger Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of the Company, action by the Company Board of Directors.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Letter, and the certificates delivered by the Company pursuant to Article VII, shall survive the Closing. Any and all claims for indemnification under Section 9.02 must be made prior to the 270th calendar day following the Closing (the “Claims Period”); provided, however, that in the event notice of any claim for indemnification under Section 9.02 shall have been given prior to the end of the Claims Period, such indemnification claim may be pursued until such time as such claim is finally resolved.

Section 9.02 Indemnification and Payment of Damages by the Company. After the Closing, each of Parent and its respective directors, officers, stockholders, accountants, agents and employees, affiliates and their respective heirs, successors and assigns (each a “Parent Indemnified Party”) shall be fully indemnified, held harmless and reimbursed from and against any and all proceedings, charges, complaints, judgments, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Damages”), caused by or arising, directly or indirectly, out of:

(a) any inaccuracy in or breach of any representation or warranty made by the Company in the Transaction Agreements, the Company Disclosure Letter, or any other certificate or document delivered by the Company pursuant to this Agreement;

(b) any breach by the Company of any covenant or obligation in the Transaction Agreements; and

(c) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company (or any person acting on its behalf) in connection with the Merger.

The items referred to in clauses (a) through (c) of this Section 9.02 are referred to collectively as “Claims.”

Section 9.03 Indemnification Process. The party or parties making a claim for indemnification under this Article IX shall be, for purposes of this Agreement, referred to as the

“Indemnified Party” and the party or parties against whom such claims are asserted under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

(a) In the event that (i) any proceeding is asserted or instituted by any person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim” and with the Third party Claims, sometimes collectively referred to herein as, a “Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying in reasonable detail the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim (a “Claim Notice”); provided, however, that the failure to give notice shall not relieve the Indemnifying Party of its obligations hereunder unless such failure shall materially prejudice the Indemnifying party’s ability to defend such Claim.

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel must be reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below) the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest in respect of which a party refuses to grant an informed waiver and consent, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party, (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent for the conduct of business by the Indemnified Party or (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised (A) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (B) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party or the Indemnifying Party may settle or compromise a Third Party Claim, if such settlement or compromise does not impose any future obligation on the Indemnified Party or the Indemnifying Party, as applicable, and includes as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect of the Third Party Claim. In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article IX caused by or arising from such settlement, compromise or consent to the entry of judgment.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim, at which time the provisions set forth in this Section 9.03 shall direct the actions of the parties with respect to such claims.

(d) In addition to (and not in limitation of) the cooperation contemplated by Section 9.03(b), from and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.03(d).

Section 9.04 Limitation on Indemnity Payments. Notwithstanding anything else contained herein to the contrary, no indemnification payable by an Indemnifying Party in this Article IX shall be required from an Indemnifying Party until the aggregate amount of Damages incurred by an Indemnified Party exceeds $500,000 (the “Deductible”); provided, however, that the Deductible shall be reduced, on a dollar for dollar basis, for any decreases in assets or stockholders equity or increases in liabilities shown in the New Audit when compared with such amounts set forth on the Company Financial Statements that have not been previously taken into account when calculating the Adjusted Working Capital. In the event that an Indemnified Party’s Damages exceed the Deductible, the Indemnifying Party’s obligations will include all Damages from the first dollar. In no event shall the aggregate liability under this Article IX for which the Parent Indemnified Parties may seek indemnification for all claims hereunder exceed the Stock Escrow Amount.

Section 9.05 Calculations of Amounts; Other Limitations.

(a) The amounts for which an Indemnifying Party shall be liable under this Article IX shall be net of any insurance proceeds received by a party to be indemnified in respect of such party’s Damages.

(b) Without prejudice to the rights of any Parent Indemnified Party to be indemnified, held harmless and reimbursed when and as required by this Article IX, if any Damages sustained by a Parent Indemnified Party are covered by an insurance policy, the Parent Indemnified Party shall use commercially reasonable efforts to collect such insurance. To the extent that indemnity payments sunder this Article IX do not give rise to a currently realized Tax Benefit but do give rise to a subsequently realized Tax Benefit to the party that receives such indemnity payment, then the party receiving such indemnity payment shall refund the amount of such Tax Benefit when as, and if realized to the party making the indemnity payment. For purposes of this Agreement, a “Tax Benefit” means the reduction of tax liabilities resulting from an increase in deductions, losses or tax credits or decrease in the income, gains or recapture of tax credits that the party to be indemnified would have reported or taken into account in the current taxable or a future taxable period subsequent to the Closing Date had the indemnity payment not been made.

(c) The amounts for which an Indemnifying Party shall be liable under this Article IX shall not include any amounts for which an adjustment to the Merger Consideration has already been made pursuant to Section 2.04.

Section 9.06 Effect on Liability. Neither (a) the consummation of the transactions contemplated by this Agreement, or (b) the delay or omission of any party to exercise any of its rights under this Agreement, shall (i) affect the liability of the parties to one another for any breach of this Agreement or (ii) prevent any party from relying on the representations or warranties contained in this Agreement, provided, however, that no party may make a claim for a breach of any representation or warranty or for the breach of covenant that occurred prior to the Effective Time, if such party had actual knowledge of such breach prior to the Effective Time.

Section 9.07 Exclusive Remedy. Except in the case of fraud or willful misrepresentation, the provisions of this Article IX shall constitute the sole and exclusive remedy of the Parent Indemnified Parties from and after the Closing with respect to the matters referred to herein.

Section 9.08 Waivers.

(a) Parent and Merger Sub waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time (the “Post-Closing Representation”), of the Stockholders’ Representative, any former stockholder of the Company or other officer, employee or director of the Company or any Company Subsidiary (any such Person, a “Designated Person”) in any matter involving any litigation, arbitration, mediation or other proceeding, by any legal counsel that is currently representing the Company or any Company Subsidiary in connection with the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby (the “Current Representation”).

(b) Parent and Merger Sub will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation in connection with a dispute with Parent, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing agreement of non-assertion and acknowledgement of retention shall not extend to any communication not involving the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby, or to communications with any person other than the Designated Persons and their advisors; provided, further, that nothing in this Section 9.08 shall be construed as a waiver of any attorney-client privilege.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to

Sand Hill IT Security Acquisition Corp.
3000 Sand Hill Road
Building 1, Suite 240
Menlo Park, California 94025
Attention: Humphrey P. Polanen
Telecopy No.: (650) 234-7223

with a copy to:

Jenkens & Gilchrist, P.C.
1445 Ross Avenue
Suite 3700
Dallas, Texas 75202
Attention: Gregory J. Schmitt
Telecopy No.: (214) 855-4300

(b)	if to the Company, to

St. Bernard Software Inc.
15015 Avenue of Science
San Diego, California 92128
Attention: John E. Jones
Telecopy No.: (858) 676-3678

with a copy to:

Duane Morris LLP
101 West Broadway
Suite 900
San Diego, California 92101
Attention: Robert G. Copeland
Telecopy No.: (619) 744-2201

Section 10.02 Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Triggering Event” means: (i) the failure of the board of directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to the Parent, or any other action taken by the board of directors of the Company or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the board of directors of the Company or such member does not support the Merger or does not believe that the Merger is in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Company Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company’s stockholders, within five (5) Business Days after Parent requests in writing that such action be taken; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 5.02; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is announced; or (vii) the board of directors of the Company determines that it has received a Superior Proposal that in the exercise of its fiduciary obligations to the Company’s stockholders under applicable Law it is required to submit to the Company’s stockholders for their consideration.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, option, right of first offer or refusal, transfer restriction, or any other right of another to or adverse claim of any kind.

A “Parent Triggering Event” means: (i) the failure of the Parent Board to recommend that Parent’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the recommendation of the Parent Board in a manner adverse to the Company, or any other action taken by the Parent Board or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the Parent Board or such member does not support the Merger or does not believe that the Merger is in the best interests of the Parent’s stockholders; (ii) Parent shall have failed to include in the Proxy Statement recommendation of the Parent Board in favor of this Agreement or a statement to the effect that the Parent Board has determined and believes that the Merger is in the best interests of Parent’s stockholders; (iii) the Parent Board fails to reaffirm, unanimously and without qualification, recommendation of the Parent Board in favor of this Agreement, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of Parent’s stockholders, within five (5) Business Days after the Company requests in writing that such action be taken; (iv) the Parent Board shall have approved, endorsed or recommended any Parent Acquisition Proposal; (v) Parent shall have failed to comply with Section 6.02; (vi) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within ten (10) Business Days after such Parent Acquisition Proposal is announced; or (vii) the Parent Board determines that it has received a superior proposal that in the exercise of its fiduciary obligations to Parent’s stockholders under applicable Law it is required to submit to Parent’s stockholders for their consideration.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 10.03 Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any matter disclosed in any Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, if it is readily apparent that such disclosure applies to such section.

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions.

Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, applicable to contracts made and to be performed entirely within the State of Delaware.

Section 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state court or any federal court located in the State of Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any Delaware state court or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

Section 10.10 Stockholders’ Representative

(a) To administer efficiently the rights and obligations of the former stockholders of the Company under this Agreement, the former stockholders of the Company have designated and appointed Mr. Bart A. M. van Hedel, as the Stockholders’ Representative (the “Stockholders’ Representative”), to serve as their agent and attorney in fact for the limited purposes set forth in this Agreement.

(b) Mr. Bart A. M. van Hedel shall serve as the Stockholders’ Representative until such person resigns or is otherwise unable or unwilling to serve. If the Stockholders’ Representative shall resign or otherwise become unable or unwilling to serve, then a successor representative shall be appointed by the departing Stockholders’ Representative or if such person is not available, by majority vote of the former stockholders of the Company. The substitute Stockholders’ Representative shall provide prompt written notice to the Parent and the former stockholders of the Company of such change and such substituted representative shall then be deemed to be the sole Stockholders’ Representative for all purposes of this Agreement. Any substitute Stockholders’ Representative shall execute an acceptance of such appointment, which shall be included in the written notice to the Parent and the former stockholders of the Company of the change in Stockholders’ Representative.

(c) The duties of the Stockholders’ Representative shall be only those which are specifically provided in this Agreement and the agreement appointing the Stockholders’ Representative, and the Stockholders’ Representative shall not be personally liable for actions or decisions taken or made in good faith in managing or discharging his duties and responsibilities in accordance with the terms hereof and thereof.

(d) To the extent that the Stockholders’ Representative incurs costs or expenses in the exercise of its office, any amounts remaining in the Stock Escrow subsequent to the Claims Period and that are not subject to any claim that has been made prior to the end of the Claims Period shall be used first to reimburse the Stockholders’ Representative for such costs and expenses and then disbursed to the former holders of Company Common Stock.

Section 10.11 Parent Indemnified Parties’ Representative.

(a) To administer efficiently the rights and obligations of the Parent Indemnified Parties under this Agreement, Parent has designated and appointed Humphrey Polanen and Scott Broomfield, as the Parent Indemnified Parties’ Representative (each, a “Parent Indemnified Parties’ Representative”), to serve as the Parent Indemnified Parties’ agent and attorney in fact for the limited purposes set forth in this Agreement.

(b) Humphrey Polanen and Scott Broomfield shall together serve as the Parent Indemnified Parties’ Representatives until such persons resigns or is otherwise unable or unwilling to serve. Each Parent Indemnified Parties’ Representative may act on his own on behalf of the Parent Indemnified Parties with full authority. If a Parent Indemnified Parties’ Representative shall resign or otherwise become unable or unwilling to serve, then a successor representative shall be appointed to fill such vacancy, shall provide prompt written notice to the former stockholders of the Company and Parent of such change and such substituted representative shall then be deemed to be a Parent Indemnified Parties’ Representative for all purposes of this Agreement. Any substitute Parent Indemnified Parties’ Representative shall execute an acceptance of such appointment if requested to do so by the former stockholders of the Company and Parent, which shall be included in the written notice to the Parent and the former stockholders of the Company of the change in Parent Indemnified Parties’ Representative.

(c) The duties of the Parent Indemnified Parties’ Representative shall be only those which are specifically provided in this Agreement and the agreement appointing the Parent Indemnified Parties’ Representative, and the Parent Indemnified Parties’ Representative shall not be personally liable for actions or decisions taken or made in good faith in managing or discharging his duties and responsibilities in accordance with the terms hereof and thereof.

(d) Parent shall make available such resources, including, without limitation, financial resources, as the Parent Indemnified Parties’ Representative feels are reasonably necessary to fulfill its rights and obligations hereunder.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have duly executed this Agreement, all as of the date first written above.

SAND HILL IT SECURITY ACQUISITION CORP.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

SAND HILL MERGER CORP.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

ST. BERNARD SOFTWARE, INC.

By:	/s/ John E. Jones
Name:	John E. Jones
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]